[LOGO OF ECHLIN CORPORATE HEADQUARTERS APPEARS HERE]

                                   November 15, 1996

Dear Fellow Shareowner:

  You are cordially invited to attend the Annual Meeting of Shareowners of Echlin Inc. to be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut on December 18, 1996 at 2:00 p.m. We look forward to greeting personally those shareowners who are able to attend.

  The accompanying formal Notice of Annual Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

  I hope that you will be able to attend this meeting. However, if you are not planning to be present, please sign, date and promptly mail the enclosed proxy in the envelope provided to ensure that your vote will be received and counted.

  Thank you for your continued interest in Echlin.

                             Very truly yours,

                             LOGO

                                   Frederick J. Mancheski
                                    Chairman of the Board
                                     and Chief Executive Officer

[LOGO OF ECHLIN CORPORATE HEADQUARTERS APPEARS HERE]

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD DECEMBER 18, 1996
-------------------------------------------------------------------------------

To the Shareowners of
ECHLIN INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareowners of Echlin Inc. (hereinafter referred to as "the Company"), a Connecticut corporation, has been called and will be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut 06405, on Wednesday, December 18, 1996, at 2:00 P.M., E.S.T., for the purpose of considering and acting upon the following matters:

    1. To elect eleven directors of the Company;

    2. To approve the Non-Executive Director Stock Option Plan under which over a period of years options covering a maximum of 250,000 shares of the Company's Common Stock may be granted;

    3. To approve the designation by the Company's Board of Directors of Price Waterhouse LLP as independent accountants for the fiscal year ending August 31, 1997;

    4. To transact any and all other business which may lawfully come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on November 6, 1996, as the record date for determining the shareowners of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.

  You are requested to fill in, sign, date and promptly return the enclosed proxy, whether or not you expect to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience.

                         By Order of the Board of Directors

                                          Jon P. Leckerling
                                           Vice President and Corporate
                                           Secretary

November 15, 1996

-------------------------------------------------------------------------------

  PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE A QUORUM AT THE ANNUAL MEETING AND SAVE YOUR COMPANY THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                  ECHLIN INC.

                             100 DOUBLE BEACH ROAD
                          BRANFORD, CONNECTICUT 06405

                               ----------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREOWNERS

                               DECEMBER 18, 1996

                APPROXIMATE DATE OF MAILING: NOVEMBER 15, 1996

  This Proxy Statement accompanies the Notice of Annual Meeting of Shareowners of Echlin Inc. (herein referred to as "the Company"), a Connecticut corporation, to be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut on Wednesday, December 18, 1996, at 2:00 P.M., E.S.T.

                                    GENERAL

  The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The solicitation will be made by mail and the cost will be borne by the Company. Forms of proxies and proxy material may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares. The Company will reimburse such parties for their reasonable expenses incurred in so distributing the Company's proxy materials. Without additional compensation, officers and regular employees of the Company may solicit proxies personally or by mail, telephone or telegraph if proxies are not promptly received. Morrow & Co., Inc. has been retained by the Company to assist in the solicitation of proxies. In this connection, Morrow & Co., Inc. is expecting to receive a fee of approximately $6,000 plus reimbursement of expenses.

  Proxies in the accompanying form received by the Board of Directors will be voted in accordance with the terms and specifications made thereon at the meeting or any adjournment thereof; any such proxy may, however, be revoked at any time before it is voted by notice in writing to the Secretary of the Company, by duly executing a proxy bearing a later date, or by appearing at the meeting and voting in person.

  As of November 6, 1996, the Company had 62,042,200 outstanding shares of Common Stock ($1.00 par value), exclusive of shares held in the Treasury, and only holders of Common Stock of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof. Each share is entitled to one vote. A majority of the votes present in person or by proxy is required for approval of all matters to be considered at the meeting. In certain circumstances, a shareowner will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareowner is present but specifically abstains from voting, or where shares are represented at the meeting by a proxy conferring authority to vote on certain matters but not on election of directors or other matters presented for shareowner approval. Under Connecticut law, such abstentions and non-votes have the effect of a vote against the election of management's nominees and against approval of other proposed shareowner action.

  The Board of Directors knows of no business other than that listed in the Notice of Annual Meeting which may be presented at the meeting.

                           1. ELECTION OF DIRECTORS

  The By-Laws provide for not less than three nor more than twelve directors to be elected at the Annual Meeting of Shareowners, each to serve for the ensuing year and until his or her successor is elected and has qualified. The Board of Directors has directed by resolution that the number of directors to be elected at the meeting be fixed at eleven. For each of the eleven persons nominated for election as a director, the following chart gives his age, the year he first became a director and his business activities during the last five years. All of the nominees are presently members of the Board.

                             DIRECTOR               BUSINESS ACTIVITIES SINCE
          NAME           AGE  SINCE                     SEPTEMBER 1, 1991
          ----           --- --------               -------------------------
John F. Creamer, Jr.....  66   1986   President and sole shareholder of Distribution Mar-
                                       keting Services, Inc., Stamford, Connecticut (mar-
                                       keting consultants to the automotive aftermarket);
                                       President, Automotive Warehouse Distributors Asso-
                                       ciation--AWDA (automotive aftermarket parts trade
                                       association) (1994 to present); Director, R&B Inc.
                                       (automotive fasteners supplier); member of the Ex-
                                       ecutive Committee of the Board.
Milton P. DeVane........  67   1965   Partner, Tyler Cooper & Alcorn, New Haven, Connecti-
                                       cut (law firm); member of the Audit and Executive
                                       Committees of the Board.
John E. Echlin, Jr......  61   1964   Retired; former Account Executive, PaineWebber,
                                       Guilford, Connecticut, 1983-1989; member of the Au-
                                       dit and Executive Committees of the Board.
C. Scott Greer..........  46   1990   President and Chief Operating Officer of the Compa-
                                       ny.
John F. Gustafson.......  74   1973   President, John F. Gustafson & Company, Myrtle
                                       Beach, South Carolina (management consultants);
                                       member of the Audit Committee of the Board.
Donald C. Jensen........  61   1991   Retired; former Vice Chairman of Ernst & Young (in-
                                       ternational accounting and management consulting
                                       firm) 1981-1990; Chairman of the Audit Committee
                                       and member of the Compensation and Management De-
                                       velopment and Executive Committees of the Board.
Trevor O. Jones.........  66   1991   Chairman and Chief Executive Officer, International
                                       Development Corporation (management consulting
                                       firm); retired Chairman of the Board, Libbey-Owens-
                                       Ford Co. (1987 to 1994); Director, Libbey-Owens-
                                       Ford Co. (manufacturer of automotive and industrial
                                       glass products); Vice Chairman of the Board; Chair-
                                       man of the European Advisory Council of the Board;
                                       Chairman of the Compensation and Management Devel-
                                       opment Committee and member of the Executive Com-
                                       mittee of the Board.

                             DIRECTOR               BUSINESS ACTIVITIES SINCE
          NAME           AGE  SINCE                     SEPTEMBER 1, 1991
          ----           --- --------               -------------------------
Frederick J. Mancheski..  70   1963   Chairman of the Board and Chief Executive Officer of
                                       the Company and Chairman of the Executive Committee
                                       of the Board; Director, Portec, Inc. (manufacturer
                                       of construction, material handling and railway
                                       maintenance products).
William P. Nusbaum......  51   1996   President, Long Manufacturing Ltd, a subsidiary of
                                       the Company; President and Chief Executive Officer
                                       of Long Manufacturing Ltd (1983-1996) (manufacturer
                                       of automotive fluid coolers).
Phillip S. Myers........  80   1975   Professor Emeritus and former Department Chairman,
                                       Department of Mechanical Engineering, University of
                                       Wisconsin; Chairman of the Asian Development Advi-
                                       sory Council of the Board and Chairman of the Sci-
                                       entific Advisory Committee of the Board.
Jerome G. Rivard........  63   1991   President, Global Technology and Business Develop-
                                       ment, Inc. (technology and manufacturing consul-
                                       tants) 1988-present; former Vice President and
                                       Group Executive, Bendix Electronics division of Al-
                                       lied Signal, Inc., 1986-1988; member of the Scien-
                                       tific Advisory Committee of the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  During the fiscal year ended August 31, 1996, there were eight meetings of the Board of Directors (three of which were telephone meetings). Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which the director served.

  The Board of Directors has the following committees:

  The Executive Committee may exercise all powers which the Board of Directors possesses except (a) the power to change the By-Laws and (b) the power to declare any dividend or other distribution with respect to the stock of the Company. During the fiscal year, four meetings of the Executive Committee were held. Messrs. Mancheski (Chairman), Creamer, DeVane, Echlin, Jensen and Jones are members of this Committee.

  The Compensation and Management Development Committee periodically reviews the compensation of officers and key employees and makes recommendations to the full Board on such matters, reviews and makes awards under performance based compensation programs such as the Echlin Inc. Performance Unit Plan (see page 14) and makes recommendations with respect to executive remuneration plans and the granting of stock options. This Committee also reviews and reports to the Board on the status of the Company's and its subsidiaries' organization and succession plans for all key executive positions and the continuity for such positions. During the fiscal year, five meetings of the Compensation and Management Development Committee were held. Messrs. Jones (Chairman) and Jensen and Dr. D. Allan Bromley, who retires as a director after the 1996 Annual Meeting of Shareowners, are members of this Committee.

  The Audit Committee reviews the accounting policies and procedures of the Company and the performance of the internal audit staff, monitors compliance with such policies and procedures and makes recommendations thereon to the full Board. The Audit Committee meets with the Company's independent accountants and reviews and approves in advance the scope of the annual audit and other audits and the type and scope of each non-audit professional service rendered by the Company's independent accountants. The Committee also considers the possible effect which rendering such services might have on the independence of such accountants. During the fiscal year, four meetings of the Audit Committee were held. Messrs. Jensen (Chairman), DeVane, Echlin and Gustafson are members of this Committee.

  The Scientific Advisory Committee reviews production and research activities of the various units of the Company and reports on scientific and technological developments with potential impact on the Company's operations. During the fiscal year, three meetings of the Scientific Advisory Committee were held. In addition, because of the specialized nature of various technologies investigated by the Committee, there were three meetings of various subsections of the Scientific Advisory Committee. Drs. Myers (Chairman) and Bromley and Mr. Rivard are members of this Committee.

  The Asian Development Advisory Council, a Committee of the Board with membership comprised of experienced business executives who have conducted business over a period of years within various countries in the Asian region, assists and advises corporate and Asian-based management and the Board on the conduct and expansion of the Company's business in Asia. During the fiscal year, the Council had two meetings. Dr. Myers serves as the Chairman of this Council.

  The European Advisory Council, a Committee of the Board with membership comprised of experienced automotive industry executives from various countries within the region, assists and advises corporate and European-based management and the Board on developments and strategic opportunities in Europe. During the fiscal year, the Council had three meetings. Mr. Jones serves as the Chairman of this Council.

  The Board of Directors does not have a Nominating Committee.

COMPENSATION OF DIRECTORS

  The annual retainer presently paid to outside directors is $25,000. The Vice Chairman of the Board receives an additional annual retainer of $180,000 for his service as Vice Chairman. The fee for attendance at each meeting of the Board is $1,200 and $800 is payable for participation in telephone meetings. The standard fee for attendance at each committee meeting, other than the European Advisory Council and the Asian Development Advisory Council, is $1,000. Chairmen of each Committee, other than the European Advisory Council and Asian Development Advisory Council are paid an annual retainer of $6,000 and a per meeting fee of $2,000. Scientific Advisory Committee members receive a $2,200 annual retainer. European Advisory Council and Asian Development Advisory Council members receive an annual retainer of $24,000 and each Council's Chairman receives a $36,000 annual retainer.

  Mr. Creamer is President of Distribution Marketing Services, Inc. Distribution Marketing Services, Inc. provides advice regarding distribution and marketing strategies to various subsidiaries of the Company at a cost in Fiscal Year 1996 of $90,000.

  Dr. Myers provides consulting services to the Company in regard to existing and new technologies within the automotive industry. He was compensated for these services at a rate equivalent to the meeting fee for the Scientific Advisory Committee. Dr. Myers was paid a total of $9,700 in Fiscal Year 1996 for these services.

  Mr. Rivard is President of Global Technology and Business Development. Global Technology and Business Development provides consulting services to the Company in regard to patented technologies and business opportunities and was paid a total of $41,750 in Fiscal Year 1996 for these services.

  Mr. DeVane is a partner in the law firm of Tyler Cooper & Alcorn. Tyler Cooper & Alcorn has been retained by the Company on various legal matters and it is expected that this relationship will continue. Legal fees paid under this arrangement did not exceed five percent of the gross revenues of Tyler Cooper & Alcorn.

BENEFICIAL OWNERSHIP

  The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                NAME AND ADDRESS OF              AMOUNT AND NATURE OF PERCENTAGE
                 BENEFICIAL OWNER                BENEFICIAL OWNERSHIP  OF CLASS
                -------------------              -------------------- ----------
   FMR Corp. ...................................     7,755,057(1)       11.38%
   82 Devonshire Street
   Boston, Massachusetts 02109-3614

--------
  (1) FMR Corp., through its wholly-owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company (acting as an investment advisor to several investment companies, including Fidelity Magellan Fund), has sole voting power with respect to 904,046 shares and sole dispositive power with respect to 7,755,057 shares as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996.

  The following table sets forth as to each nominee for director and for each Named Executive Officer (see page 11) information pertaining to his beneficial ownership of Common Stock of the Company as of November 6, 1996. Beneficial ownership in the table is comprised of either sole voting and investment power, or voting and investment power that is shared with the spouse of the director or officer:

                                                  NUMBER OF SHARES OF
                                                     COMMON STOCK     PERCENTAGE
                         NAME                     BENEFICIALLY OWNED   OF CLASS
                         ----                     ------------------- ----------
     John F. Creamer, Jr.........................     15,000 shares         *
     Milton P. DeVane............................      1,000 shares         *
     John E. Echlin, Jr.(1)......................    664,692 shares      1.07%
     C. Scott Greer(2)...........................    112,675 shares         *
     John F. Gustafson...........................      7,000 shares         *
     Donald C. Jensen(3).........................      3,000 shares         *
     Trevor O. Jones.............................     12,500 shares         *
     Jon P. Leckerling(4)........................     33,088 shares         *
     Milton J. Makoski(5)........................     39,648 shares         *
     Frederick J. Mancheski(6)...................  1,203,631 shares      1.94%
     Phillip S. Myers(7).........................      9,400 shares         *
     William P. Nusbaum..........................      1,000 shares         *
     Joseph A. Onorato(8)........................     39,049 shares         *
     Jerome G. Rivard............................      3,000 shares         *

--------
  *Less than 1 percent of class.

  (1) Includes 125,200 shares held in an irrevocable charitable foundation of which Mr. Echlin is a trustee with shared voting rights over such shares, 61,907 shares owned by Mrs. John E. Echlin, Jr. and 43,200 shares held in trust accounts for his daughter as to which Mr. Echlin has voting rights.

  (2) Includes 99,950 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or credited to Mr. Greer's account in the Echlin Incentive and Savings Investment Plan as of August 31, 1996.

  (3) Shares held indirectly by the Donald C. Jensen Revocable Living Trust dated September 6, 1990.

  (4) Includes 29,413 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or credited to Mr. Leckerling's account in the Echlin Incentive and Savings Investment Plan as of August 31, 1996.

  (5) Includes 35,273 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or credited to Mr. Makoski's account in the Echlin Incentive and Savings Investment Plan as of August 31, 1996.

  (6) Includes 526,152 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or credited to Mr. Mancheski's account in the Echlin Incentive and Savings Investment Plan as of August 31, 1995. Also includes 9,400 shares owned by Mr. Mancheski as custodian for his daughter, 300 shares owned by Mr. Mancheski as custodian for his granddaughter, 8,900 shares owned by Mrs. Frederick J. Mancheski and 500 shares owned by Mrs. Mancheski as custodian for her daughter.

  (7) Includes 2,200 shares owned by Mrs. Phillip S. Myers. Dr. Myers disclaims beneficial ownership of these shares.

  (8) Includes 32,024 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or credited to Mr. Onorato's account in the Echlin Incentive and Savings Investment Plan as of August 31, 1996.

  As of November 6, 1996, the directors and eleven executive officers of the Company (including the Named Executive Officers) as a group owned beneficially 2,252,134 shares of Common Stock or 3.63 percent thereof. Such shares include the shares reflected above as to which Dr. Myers disclaims beneficial ownership; 814,213 shares either exercisable currently or within 60 days of November 6, 1996 under the Echlin Inc. 1992 Stock Option Plan or, with respect to officers of the Company, held in their respective accounts in the Echlin Incentive and Savings Investment Plan as of August 31, 1996.

GENERAL

  Shares of Common Stock of the Company covered by proxies in the accompanying form of proxy will be voted for the election as directors of each of the eleven proposed nominees named above, unless the shareowner votes otherwise. The Board of Directors is unaware of any reasons why any of the nominees would be unable or unwilling to serve, if elected. In the event that, for any reason, one or more of such nominees is unable or unwilling to serve, the persons named in the proxies or their substitutes shall have authority to vote or refrain from voting in their discretion for other individuals as directors in lieu of such nominees.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of Echlin's common stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Company be furnished with a copy of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable
Section 16(a) reporting requirements have been met.

EXECUTIVE COMPENSATION

 REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD
                                 OF DIRECTORS

  The Compensation and Management Development Committee is composed entirely of independent, non-employee directors of the Company. Among other duties, the Committee is responsible for reviewing the design and administration of the Company's annual and long-term compensation plans and reviewing and making recommendations to the Board with respect to all compensation which is paid to the Company's executive officers.

  The Company's executive compensation program is designed to attract and retain the management talent required to excel in a demanding competitive environment, to enhance shareowner value and to reward the attainment of corporate and business unit objectives. For 1996, the program utilized to meet these goals was a mix of annual cash compensation--base salary and annual incentive bonus; and long-term incentives that are directly tied to increases in shareowner value--stock options and performance unit plan payments based on earnings per share (EPS) growth of the Company. The Company has also established Executive Stock Ownership Guidelines (the "Guidelines") covering approximately fifteen key executives. This share ownership program is designed to assure a direct relationship between senior management and shareowner interests. Under the Guidelines after a graduated phase-in period, these key executives will be asked to own between one to six times their salary grade midpoint in Common Stock. The Guidelines for the Chairman and Chief Executive Officer, President and Chief Operating Officer, and the three other Named Executive Officers (see page 11) are six, four and one times their respective salary grade midpoints. The Company also provides a competitive package of employee benefits.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by shareowners and meets other requirements of the Code is not subject to the deduction limit. The Echlin Inc. Performance Unit Plan which was approved by the shareowners in 1994 and the Echlin Inc. Stock Option Plan which was approved by the shareowners in 1992 are designed to be exempt from the deduction limit. In addition to the exemption provided these long-term compensation plans, the Company may request its highest paid executives to defer compensation over the limit of $1,000,000 under the Company's 1976 Deferred Compensation Plan. However, the Board of Directors may from time to time determine that the Company should, in the best interest of shareowners, pay compensation to its executive officers that may not be deductible.

  ANNUAL CASH COMPENSATION: The annual cash compensation of key executives consists of a base salary and the opportunity for a cash bonus. For each executive, a potential cash compensation level is established and periodically adjusted, at the market median of total annual cash compensation with respect to similar job positions and responsibilities (the "Market Median") reported in a survey of 271 manufacturing companies (the "Market Median Group"). Total cash compensation for a position is divided between base salary and annual cash bonus based on competitive practices. Consistent with practices within the Market Median group, target annual cash bonuses, as percentage of total cash compensation, are set at a range from 50 percent for the Company's chief executive officer to 15 percent for the least senior executive eligible for a cash bonus. The actual base salary and annual cash bonus of an executive depends upon individual factors described below:

    Salaries: Salaries in aggregate are targeted at the Market Median. Each executive's annual salary relates to this Market Median based on the executive's individual performance and contributions to business success, relevant experience and demonstrated capabilities in fulfilling the requirements of the position.

    Annual Incentives: Executives may earn a percentage of their targeted annual bonus based on their individual performance and the performance of the Company or their business unit. For all participants, including the Named Executive Officers, the performance factors are Company or operating business unit net income, cash flow and the percentage of customer orders satisfied on a timely and cost effective basis against objectives set at the beginning of each year. Subject to adjustment by the Committee, actual awards may range from zero to 144 percent of the target award based on individual performance and the degree to which performance factors were over- or under-achieved.

  LONG-TERM INCENTIVES: The long-term incentive program is designed to link the common interests of the executive officers and the Company's shareowners in maximizing long-term shareowner value. The program consists of stock options and performance units that are based on EPS growth over a three-year cycle. The projected combined value of stock options and performance units granted to each executive is based on the Market Median of long-term incentives. Executives may receive from 0 to 152 percent of the competitive grant appropriate to their position, based on the prior year performance of the individual and of the Company or business unit as described above. Two-thirds of the projected value of an executive's long-term award is anticipated to be paid in performance units with the remainder in stock options. Performance units are valued for purposes of the grant based upon the targeted accumulated EPS over the three-year performance period utilizing a target compound rate of EPS growth over that period which is set at the start of each three-year period by the Committee. Performance unit awards awarded for Fiscal Year 1996 and 1997 will be paid 60 percent in cash and 40 percent in Common Stock. Payouts for performance units awarded in Fiscal Year 1995 will be paid 70 percent in cash and 30 percent in Common Stock. Stock options are granted at 100 percent of the fair market value of the underlying stock on the date of grant, may not be exercised until one year later, and must be exercised within ten years of the date of the grant. The number of stock options granted is determined based upon the anticipated increase in share value which could result from achievement of target EPS growth if the stock traded at the Company's historical earnings per share multiple.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER: The measurements governing the compensation paid to Frederick J. Mancheski, Chairman and Chief Executive Officer of the Company, are the same as those covering other executive officers and for Fiscal Year 1996 were recommended by the Committee and approved by the Board (other than Messrs. Mancheski, Greer and Nusbaum). In addition, the Committee, with the assistance of outside compensation consultants retained by the Company during the year, compared Mr. Mancheski's total compensation with the compensation levels at the peer group companies identified on page 10 to assure that the salary level targets derived from the Market Median Group are consistent with those in the peer group. The peer group alone is not used to establish compensation levels because of the statistical limitations of a sample containing only five companies. The Committee's actions are explained below as they relate to each component of Mr. Mancheski's 1996 Compensation as reported in the charts and tables included in this proxy statement.

    Salary: Mr. Mancheski's base salary was increased at the beginning of Fiscal Year 1996 (September 1, 1995) by 12 percent to $700,000 in recognition of his contribution to the Company's performance in Fiscal Year 1995 and in order to properly align his salary with chief executive officer salary levels within the Market Median Group of 271 companies.

    Annual Incentive Payment: The Committee recommended and the Board authorized a payment to Mr. Mancheski of $264,000 under the Company's annual bonus program. Mr. Mancheski's 1996 bonus was a 56 percent reduction from the award paid to him in Fiscal Year 1995. This reduction was made because of the 11 percent decline in net income of the Company during the fiscal year and because customer order fill rates failed to meet objectives. The Committee also considered that while the Company's five-year total shareowner return continued to outperform both the peer group and the Standard & Poor's 500 index, the Company's total return to shareowners declined almost 10 percent during the year. The level of payment to Mr. Mancheski does, however, recognize net income levels exceeded in only one other year by the Company, year over year sales growth at the targeted level of 15 percent, and a sixth consecutive year with strong cash flow from operations. The Committee also set Mr. Mancheski's bonus level in consideration of his development and implementation of the Company's long-term strategies which have resulted in its long-term profitability. The Committee believes that the overall level of payment is consistent with the continued outstanding leadership Mr. Mancheski demonstrated in positioning the Company for continued growth and profitability.

    Long-Term Incentive Award: Mr. Mancheski was granted an award comprised of Incentive and Non-Qualified Stock Options and Performance Units as shown in the accompanying tables. The numbers of stock options and performance units amounts were set at 100 percent of targeted amounts based on the Company's excellent 1995 performance which established the base for the 1996-1998 cycle of long-term compensation. That performance was highlighted with a 25 percent growth in net income and a strong improvement in gross margins as total sales rose almost 22 percent. Mr. Mancheski received a payout for performance units under the 1994-1996 long-term compensation cycle of $788,163 representing a 79 percent payout which was earned based on the Company's 12.9 percent three-year, compounded earnings per share growth during the cycle.

                                          Trevor O. Jones, Chairman
                                          D. Allan Bromley
                                          Donald C. Jensen

November 15, 1996

                        FIVE-YEAR PERFORMANCE COMPARISON

  The graph below provides a comparison of Echlin cumulative total shareowner return with the Standard & Poor's 500 Composite Stock Index and a Peer Group Composite Index for the five-year period commencing September 1, 1991 and ending August 31, 1996:


               Comparison of Five Year Cumulative Total Return
               Echlin Inc., Industry Peer Group and the S&P 500

                             [GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                        Aug 1992    Aug 1993    Aug 1994   Aug 1995   Aug 1996
--------------------------------------------------------------------------------
Echlin         $100       $148        $234        $265       $303       $274
            --------------------------------------------------------------------
Industry
Peer Group     $100       $123        $179        $181       $183       $187
            --------------------------------------------------------------------
S&P 500
Index          $100       $108        $124        $131       $159       $189
--------------------------------------------------------------------------------

  Assumes $100 invested on September 1, 1991 in Echlin Inc., Standard & Poor's 500 Stock Index (the Company is a member of the Standard & Poor's 500 and its individual shareholder return was included in calculating the Standard & Poor's 500 results set forth in this performance graph) and a Peer Group Composite Index comprised of Arvin Industries, Dana Corporation, Federal-Mogul Corp., Standard Motor Products Inc. and SPX Corp.

  Total return assumes reinvestment of dividends.

  In constructing the Peer Group Composite Index (Peer Index) for use in the performance graph above, the Committee's criteria for selection were publicly held companies (weighted in accordance with each such company's stock market capitalization as measured at the beginning of each fiscal year period and including reinvestment of dividends) that were both manufacturing companies and that compete with the Company in the automotive parts industry.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Management Development Committee during Fiscal Year 1996 were Trevor O. Jones (Chairman), D. Allan Bromley and Donald
C. Jensen. All Committee members are outside directors and no Committee member is or has ever been an officer or employee of the Company or any of its subsidiaries.

SUMMARY COMPENSATION TABLE

  The following table summarizes the annual and long-term compensation for services to the Company for Fiscal Years 1996, 1995 and 1994 paid to the chief executive officer and to each of the four other most highly compensated officers of the Company at August 31, 1996 (such five officers being referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE


                                      ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                              ----------------------------------- ----------------------
                                                                  AWARDS     PAYOUTS
                                                                  ------- --------------
                                                       OTHER                LONG-TERM     ALL OTHER
        NAME AND                                      ANNUAL      OPTIONS INCENTIVE PLAN COMPENSATION
   PRINCIPAL POSITION    YEAR SALARY ($) BONUS(A) COMPENSATION(B) (#)(C)  PAYOUTS ($)(D)    ($)(E)
   ------------------    ---- ---------- -------- --------------- ------- -------------- ------------
Frederick J. Mancheski.. 1996  700,000   264,000       1,446      50,000      788,163         900
 Chairman of the Board   1995  625,000   600,000          --      57,000    1,702,575       2,610
 and Chief Executive Of-
 ficer                   1994  595,000   495,000          --      54,000      587,578       2,402
C. Scott Greer.......... 1996  300,000    89,500          --      11,500      234,196         900
 President and           1995  275,000   220,000          --      23,000      631,575       2,610
 Chief Operating Officer 1994  253,500   210,000          --      18,400      201,518       2,402
Jon P. Leckerling....... 1996  172,500    34,700         131       3,000       72,443       1,398
 Vice President,         1995  164,000    65,000          --       6,300      192,465       2,620
 General Counsel and     1994  156,000    65,000          --       5,775       72,993       2,043
 Corporate Secretary
Milton J. Makoski....... 1996  164,100    34,700          --       3,000       79,770       1,445
 Vice President          1995  157,000    65,000          --       6,300      211,995       2,612
 Human Resources         1994  149,000    65,000          --       6,350       80,510       1,991
Joseph A. Onorato ...... 1996  152,500    37,200          --       3,000       72,443       1,538
 Vice President and      1995  145,000    65,000          --       6,300      192,465       2,610
 Treasurer               1994  137,500    65,000          --       5,775       72,993       2,340

--------
  (a) Annual bonuses received under the Company's Executive Bonus Plan are reported in the year earned, although paid in the subsequent year.

  (b) Under the Company's 1976 Deferred Compensation Plan, as amended, directors can defer up to 100% of their director fees and designated officers and key executives can defer up to 25 percent of their salary and bonus and up to 100 percent of their performance unit plan award payment each year. Interest is accrued on deferred accounts at the greater of the average rate of interest paid by the Company on its commercial paper borrowings or the Company's return on assets. The amount shown is the interest accrued on deferred compensation accounts equal to the Company's return on assets but in excess of 120 percent of the Federal long term interest rate on December 31, 1995 (5.982 percent). No amounts of "Other Annual Compensation" (including the above noted excess interest accrual) were paid to each Named Executive Officer, except for perquisites and other personal benefits, securities or properties which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.

  (c) Options may have stock appreciation rights attached in accordance with the provisions of the Change in Control Severance Policy described below.

  (d) Long-term incentive payouts received for 3-year performance periods under the Company's Performance Unit Plan are reported in the last year of the performance period during which they were earned, although paid in the subsequent year. Performance unit payouts may be accelerated in accordance with the provisions with the Change in Control Severance Policy described below.

  (e) The company contribution under the Echlin Incentive and Savings Investment Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code).

OPTION GRANTS IN FISCAL YEAR 1996

  Shown below is further information on grants of stock options pursuant to the Company's 1992 Stock Option Plan during the fiscal year ended August 31, 1996 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table on page 11:

                         OPTION/SAR GRANTS IN FY 1996
                         AND FY 1996 GRANT DATE VALUE


                         INDIVIDUAL GRANTS
-------------------------------------------------------------------
                                       % OF                             GRANT DATE
                         NUMBER OF    TOTAL                                VALUE
                         SECURITIES  OPTIONS                        -------------------
                         UNDERLYING GRANTED TO                          GRANT DATE
                          OPTIONS   EMPLOYEES  EXERCISE             (DECEMBER 20, 1995)
                          GRANTED   IN FISCAL    PRICE   EXPIRATION       PRESENT
   NAME                   (#) (A)      YEAR    ($/SH)(B)  DATE (C)      VALUE $ (D)
   ----                  ---------- ---------- --------- ---------- -------------------
Frederick J. Mancheski..   50,000     21.63     $37.25    12/19/05       $629,500
C. Scott Greer..........   11,500      4.98      37.25    12/19/05        144,785
Jon P. Leckerling.......    3,000      1.30      37.25    12/19/05         37,770
Milton J. Makoski.......    3,000      1.30      37.25    12/19/05         37,770
Joseph A. Onorato.......    3,000      1.30      37.25    12/19/05         37,770

--------
  (a) No stock appreciation rights ("SAR") were granted in Fiscal Year 1996.

  (b) The exercise price is the fair market value of the Company's Common Stock on the date of the grant of the option.

  (c) Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of the grant of the option.

  (d) Valuation based on Black-Scholes option pricing model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions: interest rate of 5.71% annual dividend yield of 2.37% and volatility as measured by the standard deviation of .2510.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END OPTION
VALUES

  Shown below is information with respect to options exercised by the Named Executive Officers during Fiscal Year 1996 and the unexercised options to purchase the Company's Common Stock granted in Fiscal Year 1996 and prior years under the Echlin Inc. 1992 Stock Option Plan to the Named Executive Officers and held by them as of August 31, 1996:

                  AGGREGATED OPTION/SAR EXERCISES IN FY 1996
                    AND FY 1996 YEAR END OPTION/SAR VALUES

                                                                          VALUE OF
                                                                         UNEXERCISED
                                                           NUMBER OF    IN-THE-MONEY
                                                          UNEXERCISED    OPTIONS AT
                                                           OPTIONS AT        FY-
                                                           FY-END (#)    END ($) (B)
                         SHARES ACQUIRED      VALUE       EXERCISABLE/  EXERCISABLE/
   NAME                  ON EXERCISE (#) REALIZED ($)(A) UNEXERCISABLE  UNEXERCISABLE
   ----                  --------------- --------------- -------------- -------------
Frederick J. Mancheski..     14,000         $330,441     496,640/50,000 $6,272,065/0
C. Scott Greer..........      5,425          103,690      87,595/11,500    732,113/0
Jon P. Leckerling.......        200            5,525      26,125/ 3,000    215,690/0
Milton J. Makoski.......      1,000           16,500      33,095/ 3,000    311,263/0
Joseph A. Onorato.......      1,000           23,750      29,765/ 3,000    271,321/0

--------
  (a) The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

  (b) Represents the fair market value as of August 30, 1996 ($30.50 per share closing stock price) of the option shares less the exercise price of the options.

PERFORMANCE UNIT PLAN

  The Company sponsors a long-term incentive plan known as the Performance Unit Plan for certain key employees of the Company, including the Named Executive Officers, whose responsibilities and job performance can have an impact upon the growth and performance of the Company. At the beginning of each fiscal year, the Compensation and Management Development Committee of the Board, no member of which is a participant under the plan, may award performance units for a forward three-year cycle period to eligible employees.

  The target value for each participant is based on a percentage of benchmark total compensation of executives with similar positions and responsibilities at the Market Median Group of 271 manufacturing companies which include approximately sixty percent of all Fortune 500 companies. The targeted percentage of total compensation attributable to performance units for the Named Executive Officers varied for Fiscal Year 1996 from 56 percent for Mr. Mancheski to 32 percent for Messrs. Leckerling, Makoski and Onorato. The actual number of performance units awarded depends on the then current performance rating for the individual and his or her business unit and a target compounded, annual growth rate in earnings per share over the three-year cycle as established by the Compensation and Management Development Committee of the Board of Directors. The value of each unit will equal the actual earnings per share of the Company's Common Stock over the three year performance period multiplied by a factor based upon the compounded annual growth rate in earnings per share over such three year period. The value of each unit will be zero if the actual compounded earnings per share growth rate over the three-year period is less than one-half the targeted growth rate and will be increased by a factor of two if the targeted growth rate is exceeded by 50 percent. The value of a performance unit cannot be determined and does not vest in the participant until the end of the three-year period following the fiscal year in which the performance unit was granted, when the actual earnings per share and compound growth rate can be computed.

  The following table shows estimated future threshold, target and maximum payouts for performance unit awards made during Fiscal Year 1996.

                 LONG-TERM INCENTIVE PLANS--FISCAL 1996 AWARDS

                                                      ESTIMATED FUTURE PAYOUTS
                                                  UNDER NON-STOCK PRICE-BASED PLANS
                                                  ---------------------------------
                                     PERFORMANCE
                                    PERIOD UNTIL
                          NUMBER OF MATURATION OR THRESHOLD    TARGET     MAXIMUM
          NAME            UNITS (#)  PAYOUT (A)    ($) (B)    ($) (C)     ($) (D)
          ----            --------- ------------- ---------- ---------- -----------
Frederick J. Mancheski..   100,000     8/31/98    $  208,000 $  938,000 $ 2,124,000
C. Scott Greer..........    25,000     8/31/98    $   52,000 $  234,500 $   531,000
Jon P. Leckerling.......     7,000     8/31/98    $   14,560 $   65,660 $   148,680
Milton J. Makoski.......     7,000     8/31/98    $   14,560 $   65,660 $   148,680
Joseph A. Onorato.......     7,000     8/31/98    $   14,560 $   65,660 $   148,680
All Executive Officers
 as a group(11)
 including those above..   171,875     8/31/98    $  357,500 $1,612,188 $ 3,650,625
All employees who are
 not Executive Officers,
 as a group.............   628,475     8/31/98    $1,307,228 $5,895,096 $13,348,809

--------
  (a) Performance Unit payouts may be accelerated as a result of a change in control and the value of such units would then be determined in accordance with the provisions of the Performance Unit Plan and the Change In Control Severance Policy described below.

  (b) The threshold amount will be earned if 50 percent of the target compounded growth rate of earnings per share over the three-year cycle is achieved.

  (c) The target amount will be earned if 100 percent of the target compounded growth rate of earnings per share over the three-year cycle is achieved.

  (d) The maximum award will be earned if 150 percent or more of the target compounded growth rate of earnings per share over the three-year cycle is achieved.

PENSION PLANS

  The Company maintains a noncontributory Pension Plan for Echlin Inc. Employees (the Plan) which includes, among the participants, the Named Executive Officers of the Company. A director who is not also an employee is ineligible to participate. The Plan provides that a participant who retires with 30 years of service will receive a pension of 26 percent of final average earnings up to the Average Social Security Covered Compensation plus 44 percent of final average earnings in excess of such Average Social Security Compensation. Final average earnings is based upon cash compensation (comprised of base salary and annual bonus) computed as of the highest five consecutive calendar years of the participant's final ten calendar years of service preceding his or her termination date. Normal retirement occurs at the later of age 65 or completion of five years of service. Participants vest in pension benefits after five years of service or, if the Board of Directors declares a qualifying change in control event (as defined below under the

Change In Control Severance Policy), on the date of a change in control of Echlin Inc. In addition, employees receiving lump sum payments under the Change In Control Severance Policy receive credit for years of service equivalent to the period of time associated with their lump sum payment. The Company has also put into effect two supplemental executive retirement plans. The Code limits both the annual pension which may be paid by an employer from plans which are qualified under the Code for federal income tax purposes and the maximum amount of earnings utilized to compute benefits under such plans. The Supplemental Executive Retirement Plan (SERP) was established by the Board of Directors to provide designated executive employees with the benefits they would have received under the Pension Plan for Echlin Inc. Employees but for the limitations imposed by the Code. All Named Executive Officers participate under the SERP. The second plan, the Supplemental Senior Executive Retirement Plan (SSERP), was established by the Board of Directors to provide designated senior executive employees with a benefit increasing the Plan benefit from 44 percent of final average earnings in excess of the Average Social Security Covered Compensation to 60 percent of such final average earnings. Mr. Mancheski is currently the only participant under the SSERP.

  The following illustrative table provides the total annual pension benefits under various years of credited service assuming retirement in 1996 at age 65.

  Illustrative total annual benefits from both the Echlin Inc. Pension Plan and the SERP:

                                                  YEARS OF SERVICE AT AGE 65
                                              -----------------------------------
FINAL AVERAGE
   EARNINGS                                      15       20       25       30
-------------                                 -------- -------- -------- --------
  $ 100,000.................................. $ 19,518 $ 26,024 $ 32,530 $ 39,036
    200,000..................................   41,518   55,358   69,197   83,036
    400,000..................................   85,518  114,024  142,530  171,036
    600,000..................................  129,518  172,691  215,864  259,036
    800,000..................................  173,518  231,358  289,197  347,036
  1,000,000..................................  217,518  290,024  362,530  435,036
  1,200,000..................................  261,518  348,691  435,864  523,036

  The current covered five-year compensation average and the current years of credited service for the Named Executive Officers are as follows: Frederick J. Mancheski, $971,453 and 33 years; C. Scott Greer, $399,707 and 16 years; Jon
P. Leckerling, $201,147 and 6 years; Milton J. Makoski, $194,760 and 10 years; and Joseph A. Onorato $182,307 and 15 years. In addition to the benefit shown in the table above, Mr. Mancheski's annual benefit from the SSERP would be $152,852.

CERTAIN TRANSACTIONS

Change in Control Severance Policy

  The Company has established a Change In Control Severance Policy covering some 350 designated employees of Echlin Inc. and its domestic U.S. subsidiaries, including the Named Executive Officers. A "change in control" event of Echlin Inc. is defined as: (i) more than 30 percent of Echlin's outstanding Common Stock being beneficially held or acquired by any person or entity; (ii) more than 20 percent of Echlin's outstanding Common Stock being purchased pursuant to a tender or exchange offer; (iii) Echlin Inc. merging or consolidating with or selling substantially all of its assets to another entity and Echlin Inc. not being the surviving corporation; or (iv) during any two year period, a majority of individuals who are Directors of Echlin Inc. at the beginning of the period ceasing to be Directors by the end of the period, unless the nomination of each new Director is approved by a two-thirds majority of those who are Directors at the beginning of the period. The Board of Directors must declare whether such an event qualifies as a change in control event under the Echlin Inc. Change In Control Severance Policy.

  Employees covered by the policy receive special severance benefits if, within two years after a qualified change in control, the employee terminates for "good reason" because (i) there has been an adverse change in the employee's duties, responsibilities, title, position, compensation, benefits or general status; (ii) the employee is required to relocate to a place of business more than 50 miles from the location where the employee works at the time of the change in control; (iii) the employee is terminated for reasons other than for cause; or (iv) for Echlin Inc. corporate officers, including the Named Executive Officers, the employee elects to terminate his or her employment during the 30-day period commencing one year after the change in control.

  Severance benefits are payable within 30 days of termination and consist of a lump sum payment equivalent to the sum of the higher of the employee's annual base salary and most recent executive bonus, if applicable, either as of the date of the change in control or the date of the termination for a period varying from 7.5 months to 36 months depending upon the employee's employment level. The Named Executive Officers all qualify for the payment equivalent to 36 months. Employees covered by the policy continue to receive other benefits such as medical insurance for a period equivalent to the period associated with their severance payment. The Policy also provides that all outstanding performance units under the Company's long-term incentive plan immediately vest on the date of the change in control. Performance units are valued at 100 percent of their original targeted value multiplied by a fraction representing the number of months lapsed in the three-year vesting cycle. Further, if the Board of Directors declares a qualifying change in control event, all options granted after December 19, 1985 will be deemed to have stock appreciation rights attached. In some cases, such severance payments are increased to compensate for any excise taxes resulting from the payment and any other benefits extended based upon the change in control.

  If a covered employee's employment ends after a change in control because of death, disability or for cause, or if the employee voluntarily terminates employment, other than as provided in the severance policy, the employee will get no special severance benefits.

  The Company has also established grantor trusts with a trust company for the purpose of paying amounts due under the 1976 Deferred Compensation Plan and the SERP and SSERP described above.

   2. ADOPTION OF ECHLIN INC. 1996 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

  The second item to be considered is a proposal to approve the Echlin Inc. 1996 Non-Executive Director Stock Option Plan (the "Plan") under which 250,000 shares of the Company's Common Stock would be reserved for issuance under such plan. This Plan is designed to maintain Echlin's ability to attract and retain the services of experienced and highly qualified outside directors and to increase the alignment of their interest with the interest of shareowners in Echlin's continued success. The following constitutes a brief discussion on the material features of the Plan and is qualified in its entirety by reference to the copy of the Plan which is attached to this Proxy Statement as Appendix A.

GENERAL INFORMATION

  Participation in this plan would be limited to members of the Board of Directors who are not current employees of the Company or any of its subsidiaries ("Non-Executive Directors"). After the election of eleven directors on December 18, 1996, there will be eight Non-Executive Directors.

STOCK OPTION GRANT

  The Plan provides that each year, on the first Friday following the Company's Annual Meeting of Shareowners, each individual elected, reelected or continuing as a Non-Executive Director will automatically receive, in consideration for service as a Director, non-qualified stock options ("Options") on 2,000 shares of Common Stock. In addition, Non-Executive
Directors: serving as committee chairmen receive Options on 500 shares of Common Stock for each chairmanship held; serving on the Executive Committee of the Board receive Options on 1,000 shares of Common Stock; serving as Vice Chairman of the Board receive Options on 4,000 shares of Common Stock; and serving as Chairman of the Board receive Options on 8,000 shares of Common Stock. In recognition of the lengthy and dedicated service of the current Non-Executive Directors, the grant following the 1996 Annual Meeting of Shareowners will include a special initial grant to each Non-Executive Director of 300 options per year of the service as a director and 150 Options per year of service as a Board committee chairman in addition to the regular grant outlined above for each Non-Executive Director who served as a director during the Company's fiscal year 1996. The Plan also provides that D. Allan Bromley, who is retiring as a Non-Executive Director at the 1996 Annual Meeting of Shareowners having reached the Board's mandatory retirement age, will qualify nonetheless for the 1996 grant under the Plan.

  There are 250,000 shares of Common Stock reserved for issuance under the Plan. Under the Plan's formula, the exercise price for Options granted under the Plan will be the closing price of the Company's Common Stock as quoted on the composite tape of the New York Stock Exchange (NYSE) on the date of the grant. Options become exercisable one year from the date of grant and expire ten years from the date of grant (the "Option Period"). The exercise price must be paid in cash or in Common Stock of the Company or any combination of cash and Common Stock. If, on the first Friday following an Annual Meeting of Shareowners, the General Counsel of the Company determines, in her or his sole discretion, that the Company is in possession of material undisclosed information that would prevent it from issuing securities at that time, then the annual grant of Options to Non-Executive Directors will be suspended until the second day after the public dissemination of the information (or the first trading day thereafter). The amount, pricing and other terms of the grant will remain as set forth in the Plan, with the exercise price of the Option to be determined in accordance with the formula on the date the Option is finally granted.

CHANGE IN CONTROL

  Consistent with the Company's 1992 Stock Option Plan (the "1992 Plan") for executives and key employees, the Plan provides if a majority of the Directors not participating under the 1992 Plan declare a qualifying change in control event (as defined above under the description of the Company's Change In Control Severance Policy) (see pg. 17) under the 1992 Plan, or any successor plan thereto, all then outstanding Options under this 1996 Non-Executive Director Stock Option Plan shall become immediately exercisable.

CESSATION OF SERVICE

  Upon retirement of a Director who is at least age 65 with three or more years of service, a Non-Executive Director's Options will continue to become exercisable and must be exercised within 60 months from retirement. Upon a Non-Executive Director's death, Options will continue to be exercisable by persons permitted to act under applicable succession laws; such legal representatives will then have 24 months from the date of death to exercise Options. Should an individual cease to serve as a Non-Executive Director for any reason other than retirement or death, he or she will have 30 days within which to exercise those options which were exercisable as of the date he or she ceased to serve as a director. In all cases, including retirement, death and other cessation of service as a Non-Executive Director, no Option may be exercised after the expiration of the applicable Option Period.

FEDERAL INCOME TAX CONSEQUENCES

  The grant of a non-qualified stock option will not result in income for the grantee or in deduction for the Company. The exercise of Options would result in ordinary income for the grantee and a deduction for the Company measured by differences between the option price and the fair market value of the shares received at the time of exercise.

OTHER INFORMATION

  The Plan will become effective on approval of the Company's shareowners and will terminate, for purposes of granting further options, ten years after its effective date. The Plan will be administered by the Chairman of the Board who will be authorized to interpret the Plan but will have no discretion with respect to the selection of directors to receive options, the number of shares subject to the Plan or to each grant thereunder, or the purchase price for shares subject to option. The Chairman shall have no authority to materially increase the benefits in the Plan. The Board may suspend or terminate the Plan or revise and amend it. However, any revision or amendment that changes the selection or eligibility of directors to receive options, the number of shares subject to the Plan or to any option, or the purchase price for share subject to option or that materially increase benefits under the Plan, will require approval of the Company's Shareowners.

  Non-Executive Directors are compensated for their services as directors. For a description of such compensation see page 4 of this proxy statement. As of November 6, 1996 the closing price of Company Common Stock, as quoted on the composite tape of the NYSE, was $33.375.

NEW PLAN BENEFITS

  The following table sets forth with respect to each nominee for director, each retiring director and for each Named Executive Officer the stock options that such individuals and groups referred to below will receive in 1996 if the 1996 Non-Executive Directors Stock Option Plan is approved by the Company's Shareowners at the Annual Meeting. Executive officers and employee-directors of the Company are not eligible to participate in this Plan.

                               NEW PLAN BENEFITS

           ECHLIN INC. 1996 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

                                                                         NUMBER
                                                                           OF
NAME AND POSITION                                       DOLLAR VALUE ($) OPTIONS
-----------------                                       ---------------- -------
D. Allan Bromley.......................................       --          3,200
John F. Creamer, Jr. ..................................       --          7,050
Milton P. DeVane.......................................       --         12,600
John E. Echlin, Jr. ...................................       --         12,900
C. Scott Greer.........................................       --            --
John F. Gustafson......................................       --          9,950
Donald C. Jensen.......................................       --          6,050
Trevor O. Jones........................................       --         10,850
Jon P. Leckerling......................................       --            --
Milton J. Makoski......................................       --            --
Frederick J. Mancheski.................................       --            --
Phillip S. Myers.......................................       --         13,050
William Nusbaum........................................       --            --
Joseph A. Onorato......................................       --            --
Jerome G. Rivard.......................................       --          3,800
Non-Executive Director Group...........................       --         79,450
Non-Executive Employee Group...........................       --            --

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE ECHLIN INC. 1996 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN.

            3. SELECTION OF INDEPENDENT ACCOUNTANTS OF THE COMPANY

  The Board of Directors of the Company has designated Price Waterhouse LLP, as independent accountants of the Company for the fiscal year ending August 31, 1997, subject to shareowner approval. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  For the fiscal year ended August 31, 1996, Price Waterhouse LLP examined the Company's annual consolidated statements, reviewed quarterly reports and filings with the SEC and rendered various other services in connection with the audit.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                               4. OTHER MATTERS

  The Board of Directors knows of no other business which may come before the meeting or any adjournment thereof. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that the person or persons voting the proxies will vote them in accordance with their best judgment.

                DEADLINE FOR SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the next Annual Meeting must be received by the Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405 no later than July 18, 1997.

                                 ANNUAL REPORT

  The Company's Annual Report for the fiscal year ended August 31, 1996 is mailed to shareowners of record herewith. The Annual Report is not part of this Proxy Statement.

  UPON WRITTEN REQUEST OF ANY PERSON SOLICITED HEREUNDER, THE COMPANY UNDERTAKES TO PROVIDE TO SUCH PERSON, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1996. THE FORM 10-K MAY BE OBTAINED BY WRITING TO THE SECRETARY, ECHLIN INC., 100 DOUBLE BEACH ROAD, BRANFORD, CONNECTICUT 06405.

                                     The Board of Directors

                                     By: Jon P. Leckerling
                                         Vice President and Corporate
                                         Secretary

Date: November 15, 1996

                                                                     APPENDIX A

           ECHLIN INC. 1996 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

  1. Purpose. The purpose of the Echlin Inc. 1996 Non-Executive Director Stock Option Plan (the "Plan") is to increase the ownership interest in Echlin Inc. (the "Company") of non-executive directors whose services are considered essential to the Company's continued progress, to align such interests with those of the shareowners of the Company and to provide a further incentive to serve as a director of the Company.

  2. Eligibility. All members of the Company's Board of Directors who are not current employees of the Company or any of its subsidiaries ("Non-Executive Directors") are eligible to participate in this Plan.

  3. Options. Only options to purchase Common Stock of the Company which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended or any successor law ("Non-Qualified Stock Options" or "NQSOs"), may be granted under this Plan.

  4. Shares Available.

  a) Number of Shares Available: There shall be hereby reserved for issuance under this Plan 250,000 shares of the Company's Common Stock ("Common Stock"), par value $1.00 per share, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

  b) Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, an adjustment or adjustments in the number and kinds of shares authorized by or covered by this Plan and in the option price of outstanding NQSOs under this Plan shall be made if, and in the same manner as, such adjustment is made to NQSOs under the Company's then current Stock Option Plan for key employees of the Company or its subsidiaries.

  5. Initial and Annual Grant of Non-Qualified Stock Options.

  a) Initial Grant. On the first Friday following the Company's 1996 Annual Meeting of Shareowners (currently scheduled for December 18, 1996), each individual elected or reelected at or continuing as a Non-Executive Director after the meeting or who served as a Non-Executive Director at anytime during the Company's fiscal year 1996 shall automatically receive: (i) NQSOs covering three hundred (300) shares of Common Stock multiplied by the number of years such individual has served as a Non-Executive Director; (ii) NQSOs covering one hundred fifty (150) shares of Common Stock multiplied by the number of years such individual has served as a Board Committee Chairman; and (iii) the initial board service grant of NQSOs covering two thousand (2,000) shares of Common Stock if not granted under subsection (b) below.

  b) Annual Grant. On the first Friday following the Company's Annual Meeting of Shareowners for Fiscal Year 1996 and for each year thereafter, each individual elected, reelected or continuing as a Non-Executive Director shall automatically receive: (i) a board service grant of NQSOs covering two thousand (2,000) shares of Common Stock; (ii) if applicable, a Board Committee Chairmanship grant of NQSOs covering five hundred (500) shares of Common Stock for each Board Committee chaired by such Non-Executive Director; (iii) if applicable, a Board Executive Committee membership grant of NQSOs covering one thousand (1,000) shares of Common Stock to each Non-Executive Director serving on the Executive Committee; (iv) if applicable, a Board Vice Chairman grant of NQSOs covering four thousand (4,000) shares of Common Stock to each Non-Executive Director serving as Vice Chairman of the Board; and (iv) if applicable, a Board Chairman grant of NQSOs covering eight thousand (8,000) shares of Common Stock to the Non-Executive Director serving as Chairman of the Board.

  c) Delayed Grants. Notwithstanding the foregoing, if, on the first Friday referenced above, the General Counsel of the Company determines, in his or her sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the initial or annual grant of NQSOs to Non-Executive Directors shall be suspended until the second day after public dissemination of such information and the price, exercisability date and option period shall then be determined by reference to such later date. If Common Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that Common Stock is so traded.

  6. Option Price. The price of the NQSOs shall be the closing price of the Common Stock on the date of grant as quoted on the composite tape of the New York Stock Exchange.

  7. Option Period. A NQSO granted under this Plan shall become exercisable one year after the date of grant and shall expire ten years after the date of grant ("Option Plan").

  8. Exercise and Payment. NQSOs may be exercised by written notice to the Secretary of the Company which shall state the NQSO grant being exercised and the number of shares with respect to which NQSOs are being exercised. Such notice shall be signed by the person exercising the NQSOs and must be accompanied by full payment therefor made in cash or Common Stock or any combination of cash and Common Stock. The date of exercise shall be deemed to be the date on which payment is received by the Company. The Non-Executive Director exercising any NQSO hereunder shall pay promptly any amount necessary to satisfy applicable Federal, state and local tax requirements.

  9. Cessation of Service. Upon cessation of service as a Non-Executive Director (for reasons other than retirement or death), only those NQSOs immediately exercisable on the date of cessation of service shall be exercisable by the grantee. Such NQSOs must be exercised within thirty days of cessation of service (but in no event after the expiration of the Option Period), or such NQSOs shall be forfeited.

  10. Retirement. If a grantee retires from service as a Non-Executive Director and is at least age 65 with three or more years of service, then any of his or her NQSOs shall continue to become exercisable until the earlier of
(i) sixty months following the date of his or her retirement or (ii) the expiration of the Option Period with respect to each NQSO grant, or such NQSOs shall be forfeited.

  11. Death. If grantee dies while serving as a Non-Executive Director or while still eligible to exercise NQSOs under paragraph 10 above, then any of his or her NQSOs shall continue to be exercisable by those persons entitled under applicable succession laws until the earlier of (i) twenty-four months from such grantee's death or (ii) the expiration of the Option Period with respect to each NQSO grant or such NQSOs shall be forfeited.

  12. Administration. The Plan shall be administered by the Chairman of the Board. Subject to provisions of the Plan, the Chairman shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the Plan; provided, however, that the Chairman shall have no discretion with respect to eligibility or selection of directors to receive NQSOs under the Plan, the number of shares of stock subject to any such NQSO or the Plan, or the purchase price thereunder, and provided further that the Chairman shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The determination of the Chairman in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its shareowners and persons granted options under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut.

  13. Limitation on Transferability of Options. Except to the extent then permitted under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto and the rules and regulations established by the Chairman, each NQSO and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by the grantee or the grantee's guardian or legal representative.

  14. Change In Control. Notwithstanding any other provision herein to the contrary, if there is an event constituting a Change In Control (as hereinafter defined) of Echlin Inc. and a majority of the Qualified Directors of the Board (as such Qualified Directors are defined under the Echlin Inc. 1992 Stock Option Plan, or any successor plan thereto) declares, in their sole discretion, that such event qualifies or will qualify as a Change In Control under the Echlin Inc. 1992 Stock Option Plan, or any successor plan thereto, all then outstanding Non-Qualified Stock Options granted under this 1996 Non-Executive Director Stock Option Plan shall become immediately exercisable for the remainder of their respective terms as provided in Section 7.

  An event constituting a "Change in Control" shall occur when (and only when) Echlin Inc. obtains knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the
"1934 Act"), other than Echlin Inc. or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of Echlin Inc.'s then outstanding voting securities; or (b) the expiration of a tender offer or exchange offer, other than an offer by Echlin Inc., to which twenty percent (20%) or more of the combined voting power of Echlin Inc.'s then outstanding shares or common stock have been purchased; or (c) the shareowners of Echlin Inc. have approved an agreement to merger or consolidate with or into another corporation and Echlin Inc. is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of Echlin Inc.'s assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Echlin Inc. would cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by Echlin Inc.'s shareowners of each new director was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who were directors at the beginning of the period.

  15. Limitation of Rights.

  a) No Right to Continue as a Director. Neither the Plan, nor the granting of NQSOs nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the director has a right to continue as a director for any period of time, or at any particular rate of compensation.

  b) No Shareowner's Rights for Options. A grantee shall have no rights as a shareowner with respect to the shares covered by NQSOs granted hereunder until the date of issuance of a stock certificate to him or her and only after such shares are fully paid, and no adjustment will be made of dividends or other rights for which the record date is prior to the date such stock certificate is issued.

  16. Effective Date and Duration of Plan.

  The Plan shall become effective immediately following approval by the shareowners at the 1996 Annual Meeting of Shareowners. No grant of options shall be made pursuant to the Plan after ten (10) years from the date the Plan is approved by the shareowners of the Company. The Plan shall thereupon terminate as to any Common Stock for which NQSOs have not therefore been granted but such termination shall not affect the terms of any then outstanding NQSOs.

  17. Amendment, Suspension or Termination of the Plan.

  The Board of Directors may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without the approval of the shareowners, no revision or amendment shall change the selection or eligibility of directors to receive options under the Plan, the number of shares of Common Stock subject to any such options or the Plan, the purchase price thereunder, or materially increase benefits accruing to participants under the Plan.

  18. Notice.

  Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

  19. Use of Proceeds.

  Proceeds from the sale of Common Stock pursuant to NQSOs granted under the Plan shall constitute general funds of the Company.

  20. Fractional Shares.

  No fractional shares of Common Stock shall be issued pursuant to options granted hereunder, but in lieu thereof, the cash value of such fraction shall be paid.

PROXY

                                  ECHLIN INC.
           PROXY - ANNUAL MEETING OF SHAREOWNERS - DECEMBER 18, 1996
          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Frederick J. Mancheski, Milton P. DeVane and Jon P. Leckerling, and any one of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of ECHLIN INC. held of record by the undersigned on November 6, 1996, at the annual meeting of shareowners to be held at the office of the Company at 100 Double Beach Road, Branford, CT 06405 on Wednesday, December 18, 1996 at 2:00 P.M., E.S.T. and at any and all adjournments thereof.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareowners and the Proxy Statement, each dated November 15, 1996.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.
                                                               -----------------
                                                                   SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                               -----------------

[X] Please mark votes as in this example.

        1. ELECTION OF DIRECTORS
        Nominees: J.F. Creamer, Jr., M.P. DeVane, J.E. Echlin, Jr., C.S. Greer, J.F. Gustafson, D.C. Jensen, T.O. Jones, F.J. Mancheski, P.S. Myers, W.P. Nusbaum, J.G. Rivard

                       [_] FOR all nominees          [_] WITHHOLD AUTHORITY
                           listed above                    to vote as to
                                                           all nominees
                                                           listed above

        [_]_____________________________________
          For all nominees except as noted above


                                            FOR    AGAINST   ABSTAIN
        2. APPROVE the Non-Executive        [_]      [_]       [_]
           Director Stock Opinion Plan.

        3. APPROVE the appointment of       [_]      [_]       [_]
           independent accountants for
           the Company.

        4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                           MARK HERE    [_]
                                          FOR ADDRESS
                                           CHANGE AND
                                          NOTE AT LEFT

        Please date and sign exactly as name appears on this Proxy. Joint owners should both sign. Executors, administrators, trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer.


Signature:                  Date:          Signature:                Date:
          -----------------      ---------           ---------------      ------